Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-282311) and on Form S-8 (Nos. 333-252690, 333-278478 and 333-278479) of Vireo Growth Inc. and the inclusion in this Current Report on Form 8-K of Vireo Growth Inc. of our report dated February 28, 2025, relating to the consolidated financial statements of Proper Holdings, LLC, Subsidiaries and Affiliates as of December 31, 2024 and 2023 and for the years then ended.

/s/ BGM CPA LLC

Bloomington, Minnesota

June 6, 2025